Exhibit 10.3
BUY-OUT AGREEMENT
     This Buy-Out (this “Agreement”), dated and effective as of April 28, 2010 (the “Effective Date”) is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Terence E. Hall (the “Executive”).
WITNESSETH:
     WHEREAS, Executive is serving as Chairman of the Board and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement effective as of July 15, 1999 and amendments to that agreement (the “1999 Agreement”); and
     WHEREAS, the Company and Executive desire to terminate the 1999 Agreement.
     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:
     1. Termination of 1999 Agreement. As of the Effective Date, the 1999 Agreement (other than Articles 9, 11, 12, 13, 17 and Appendix A) shall terminate. However, if Executive enters into the Executive Chairman Agreement on or before the Effective Date, Executive shall be treated as having no break in employment for purposes of vesting in any stock options and restricted stock he may have been granted before the Effective Date.
     2. Buy-Out Payment. The Company shall pay Executive $7,992,000 on the Effective Date.
     3. Release. Executive agrees that the payment under this Agreement satisfies and extinguishes all obligations arising out of the 1999 Agreement and any prior employment agreement and Executive releases the Company from any further obligation under the terms of the 1999 Agreement, including any right Executive may have to receive further payments under the terms of the 1999 Agreement.
     4. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes required to be withheld pursuant to any applicable law or regulation.
     5. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and replaces and merges any previous agreements or discussions concerning the subject matter of this Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     7. Governing Law. This Agreement shall be construed and enforced according to and governed by Louisiana law without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Enoch L. Dawkins
Enoch L. Dawkins Lead Director

EXECUTIVE

/s/ Terence E. Hall
Terence E. Hall

Terence E. Hall Bay-Out Agreement	Page 2	Effective April 28, 2010